Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Trust
333-03715, 811-07619

A special meeting of the shareholders of Nuveen
Conservative Allocation Fund (the Fund ), a series of Nuveen Investment Trust, was held on December
16, 2011.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Strategy
Conservative Allocation Fund, a series of Nuveen
Strategy Funds, Inc.

The results of the shareholder vote of were as follows:

<c> Conservative Allocation Fund
To approve an Agreement and
Plan of Reorganization (and the
related transactions) which
provides for (i) the transfer of all
the assets of the Acquired Fund
to Nuveen Strategy Conservative
Allocation Fund (the  Acquiring
Fund ) in exchange solely for
voting shares of common stock
of the Acquiring Fund and the
assumption by the Acquiring
Fund of all the liabilities of the
Acquired Fund; and (ii) the
distribution by the Acquired
Fund of all the shares of each
class of the ing Fund to the
holders of shares of the
corresponding class of the
Acquired Fund in complete
liquidation and termination of
the Acquired Fund.

   For
                 940,480
   Against
                   48,417
   Abstain
                   55,455
   Broker Non-Votes
                          -
      Total
              1,044,352

Proxy materials are herein incorporated by reference to the SEC filing on October 21, 2011, under Conformed Submission Type N 14A, accession number 0001193125-11-277392.